Exhibit 3.1

Coordinated articles of association

ArcelorMittal

Société anonyme

19 Avenue de la Liberté

L-2930 Luxembourg

R.C.S. Luxembourg B 102.468

Article 1. Form - Corporate name

The Company’s legal name is ArcelorMittal and it is a public limited company (“société anonyme”).

Article 2. Duration

The Company is established for an unlimited period. It may be dissolved at any time by decision of the general meeting of shareholders taken in the same manner as for a change in the articles of association in accordance with article 19 below.

Article 3. Corporate purpose

The corporate purpose of the Company shall be the manufacture, processing and marketing of steel, steel products and all other metallurgical products, as well as all products and materials used in their manufacture, their processing and their marketing, and all industrial and commercial activities connected directly or indirectly with those objects, including mining and research activities and the creation, acquisition, holding, exploitation and sale of patents, licences, know-how and, more generally, intellectual and industrial property rights.

The Company may realise that corporate purpose either directly or through the creation of companies, the acquisition, holding or acquisition of interests in any companies or partnerships, membership in any associations, consortia and joint ventures.

In general, the Company’s corporate purpose comprises the participation, in any form whatsoever, in companies and partnerships, and the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or in any other manner of shares, bonds, debt securities, warrants and other securities and instruments of any kind.

It may grant assistance to any affiliated company and take any measure for the control and supervision of such companies.

It may carry out any commercial, financial or industrial operation or transaction which it considers to be directly or indirectly necessary or useful in order to achieve or further its corporate purpose.

Article 4. Registered office

The Company’s registered office and principal office shall be established in Luxembourg City. The registered office may be transferred within the municipality of Luxembourg City by simple decision of the board of directors. Branches or offices both in the Grand Duchy of Luxembourg and abroad may be set up by simple decision of the board of directors.

In the event that the board of directors determines that extraordinary political, economic or societal events have occurred or are imminent that may hinder the ordinary course activities of the Company at the registered office or the ease of communication either with that office or from that office to places abroad, it may temporarily transfer the registered office to a location abroad until the complete cessation of the abnormal circumstances; provided, however, that such temporary transfer shall have no effect on the nationality of the Company, which, despite the temporary transfer of its registered office, shall remain a Luxembourg company.

Article 5. Capital - Increase in capital

5.1. The issued corporate capital amounts to thirty-one thousand Euro (31,000.00 EUR). It is represented by three million one hundred thousand (3,100,000) shares, without nominal value, fully paid up.

5.2. The Company’s authorised capital, including the issued capital, shall amount to eighteen million two hundred thousand Euro (18,200,000.00 EUR), represented by one billion eight hundred twenty million (1,820,000,000) shares, without nominal value.

5.3. The issued capital and the authorised capital of the Company may be increased or decreased by resolution of the general meeting of shareholders adopted in the forms and in accordance with the conditions laid down for amending the articles of association under article 19 of the present articles of association.

5.4. Subject to the provisions of the law on commercial companies (hereinafter referred to as “the Law”), each shareholder shall have a preferential right of subscription in the event of the issue of new shares in return for contributions in cash. Such preferential right of subscription shall be proportional to the fraction of the capital represented by the shares held by each shareholder.

The preferential subscription right may be limited or cancelled by a resolution of the general meeting of shareholders adopted in accordance with article 19 of the present articles of association.

The preferential subscription right may also be limited or cancelled by the board of directors (i) in the event that the general meeting of shareholders delegates, under the conditions laid down in article 19 of the present articles of association and by amending the present articles of association, to the board of directors the power to issue shares and to limit or cancel the preferential subscription right for a period of no more than five years set by the general meeting, as well as (ii) pursuant to the authorization conferred by article 5.5 of the present articles of association.

5.5. The board of directors is authorised during a period ending on June 21, 2008, without prejudice to any renewals, to increase the issued capital on one or more occasions within the limits of the authorised capital.

The board of directors is authorised to determine the conditions of any capital increase including the form of its subscription (contribution in cash or in kind). Any such capital increase may also be made by the incorporation of reserves, issue premiums or retained earnings, with or without the issue of new shares, or following the issue and the exercise of bonds, subordinated or non-subordinated, convertible or repayable or exchangeable for shares or coupled with warrants or rights to subscribe for shares, or through the issue of any other security or instrument carrying an entitlement to shares. The board of directors is authorised to set the subscription price, with or without issue premium, the date from which issued securities will be entitled to financial rights and, where applicable, the duration, amortization, rights (including early repayment), interest rates, conversion rates and exchange rates of the aforesaid securities as well as all the other conditions and rules for issue, subscription and paying up, for which the board of directors may make use of the possibility provided for in article 32-1 paragraph 3 of the Law.

The board of directors is authorised to limit or cancel the preferential subscription right of existing shareholders.

Decisions of the board of directors relating to the issue – pursuant to the authorisation conferred by this article 5.5 – of shares or any other securities carrying or potentially carrying a right to shares shall, by way of derogation from article 9 of the present articles of association, be taken by a majority of two-thirds of the members present or represented.

Whenever the board of directors has effected a complete or partial increase in capital as authorised by the foregoing provisions, article 5 of the present articles of association shall be amended so as to reflect that increase.

The board of directors is expressly authorised to delegate to any natural or legal person to organise the market in subscription rights, accept subscriptions, conversions or exchanges, receive payment for the price of shares, bonds, subscription rights or other securities and instruments, to have registered increases of capital carried out as well as the corresponding amendments to article 5 of the present articles of association and to have recorded in the said article 5 of the present articles of association the amount by which the authorisation to increase the capital has actually been used and, where appropriate, the amounts by which it is reserved for securities and instruments which may carry an entitlement to shares.

5.6. The non-subscribed portion of the authorised capital may be drawn on by the exercise of conversion or subscription rights already conferred by the Company.

Article 6. Shares

6.1. Shares shall be issued solely in the form of registered shares.

6.2. Subject to the provision of article 6.3 of the present articles of association, the Company shall consider the person in whose name the shares are recorded in the register of shareholders to be the owner of those shares.

6.3. However, where shares are recorded in the register of shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional depository of securities or any other depository (such systems, professionals or other depositories being referred to hereinafter as “Depositories”) or of a sub-depository designated by one or more Depositories, the Company - subject to its having received from the Depository with whom those shares are kept in account a certificate in proper form - will permit those persons to exercise the rights attaching to those shares, including admission to and voting at general meetings, and shall consider those persons to be holders for the purposes of article 7 of the present articles of association. The board of directors may determine the formal requirements with which such certificates must comply. Notwithstanding the foregoing, the Company will make payments, by way of dividends or otherwise, in cash, shares or other assets only into the hands of the Depository or sub-depository recorded in the register or in accordance with their instructions, and that payment shall release the Company from any and all obligations for such payment.

6.4. Certificates confirming that an entry has been made in the register of shareholders will be provided to the shareholders and, in the case provided for in article 6.3 of the present articles of association upon request, to the

Depositories or sub-depositories recorded in the register. Other than with respect to the procedures for transfer of fungible shares in the case provided for in article 6.3 of the present articles of association, the transfer of shares shall be made by a written declaration of transfer inscribed in the register of shareholders and dated and signed by the transferor and the transferee, or by their duly-appointed agents. The Company may accept any other document, instrument, writing or correspondence as sufficient proof of the transfer.

No entry shall be made in the register of shareholders and no notice of a transfer shall be recognised by the Company during the period starting on the fifth (5th) working day before the date of a general meeting and ending at the close of that general meeting, unless the Company establishes a shorter period.

6.5. Within the limits and conditions laid down by the Law, the Company may repurchase its own shares or cause them to be repurchased by its subsidiaries.

6.6. The shares are indivisible vis-à-vis the Company, which shall recognise only one legal owner per share. Owners per indivisum must be represented vis-à-vis the Company by one single person in order to be able to exercise their rights.

6.7. The board of directors is authorised to issue bonds and other securities representing claims, subordinated or otherwise, which may be converted into or exchanged for shares in the Company and any other securities carrying an entitlement to shares, within the limits of the authorised capital, as well as warrants and short-term securities and any other financial instruments. Such securities, warrants, certificates or instruments may be in either bearer or registered form. In the latter case, the provisions of articles 6.3 and 6.4 of the present articles of association will apply to the extent relevant.

Article 7. Rights and obligations of shareholders

7.1. The Company is currently subject, and for so long as its transferable securities are admitted to trading on a regulated market will remain subject, to the provisions of the law of 4 December 1992 (the “Law of 4 December 1992”). Any reference in these articles of association to a provision of the Law of 4 December 1992 shall be a reference to the equivalent provision in such law as the same may be amended or replaced. The provisions of articles 1 to 10 inclusive of the Law of 4 December 1992 and the sanction of suspension of voting rights in accordance with article 13 of the Law of 4 December 1992 shall also apply, taking into account the provisions of articles 7 and 8 of the Law of 4 December 1992, (a) to any acquisition or disposal of shares resulting in a shareholding increasing above or decreasing below a threshold of two and one-half per cent (2.5%) of voting rights in the Company, (b) to any acquisition or disposal of shares resulting in a shareholding increasing above or decreasing below a threshold of three per cent (3%) of voting rights in the Company and

(c), over and above three per cent (3%) of voting rights in the Company, to any acquisition or disposal of shares resulting in successive thresholds of one per cent (1%) of voting rights in the Company being crossed (either through an increase or a decrease).

In calculating the thresholds set out in this article 7 and applying the declaration obligations set out in this article 7, the voting rights set forth in articles 7 and 8 of the Law of 4 December 1992 shall be included as voting rights held by the person subject to the obligations described in this article.

7.2 Any person who, taking into account articles 7 and 8 of the Law of 4 December 1992, acquires shares resulting in possession of five per cent (5%) or more or a multiple of five percent (5%) or more of the voting rights in the Company must - on pain of the suspension of voting rights pursuant to article 13 of the Law of 4 December 1992 - inform the Company within ten (10) Luxembourg Stock Exchange trading days following the date such threshold is crossed by registered mail return receipt requested of such person’s intention (a) to acquire or dispose of shares in the Company within the next twelve (12) months, (b) to seek to obtain control over the Company or (c) to seek to appoint a member to the Company’s board of directors.

7.3 Any person under an obligation to notify the Company of the acquisition of shares conferring on that person, having regard to articles 7 and 8 of the Law of 4 December 1992, one quarter or more of the total voting rights in the Company shall be obliged to make, or cause to be made, in each country where the Company’s securities are admitted to trading on a regulated or other market and in each of the countries in which the Company has made a public offering of its shares, an unconditional public offer to acquire for cash all outstanding shares and securities giving access to shares, linked to the share capital or whose rights are dependent on the profits of the Company (hereafter collectively “securities linked to capital”), whether those securities were issued by the Company or by entities controlled or established by it or members of its group,. Each of these public offers must be conducted in conformity and compliance with the legal and regulatory requirements applicable to public offers in each State concerned.

In any case, the price must be fair and equitable and, in order to guarantee equality of treatment of shareholders and holders of securities linked to capital of the Company, the said public offers must be made at or on the basis of an identical price, which must be justified by a report drawn up by a first rank financial institution nominated by the Company whose fees and costs must be advanced by the person subject to the obligation laid down by this article.

This obligation to make an unconditional cash offer shall not apply if the acquisition of the Company’s shares by the person making such notification has received the prior assent of the Company’s shareholders in the form of a resolution adopted in conformity with article 19 of the present articles of association at a general meeting of shareholders, including in particular in the event of a merger or a contribution in kind paid for by a share issue.

7.4. If the public offer as described in article 7.3 of the present articles of association has not been made within a period of two (2) months of notification to the Company of the increase in the holding giving entitlement to the percentage of voting rights provided for in article 7.3 of the present articles of association or of notification by the Company to the shareholder that such increase has taken place, or if the Company is informed that a competent authority in one of the countries in which the securities of the Company are admitted to trading (or in one of the countries in which the Company has made a public offering of its shares) has determined that the public offer was made contrary to the legal or regulatory requirements governing public offers applicable in that country, as from the expiry of the aforementioned period of two (2) months or from the date on which the Company received that information, the right to attend and vote at general meetings of shareholders and the right to receive dividends or other distributions shall be suspended in respect of the shares corresponding to the percentage of the shares held by the shareholder in question exceeding the threshold fixed in article 7.3 of the present articles of association as from which a public offer has to be made.

A shareholder who has exceeded the threshold fixed by article 7.3 of the present articles of association and requires a general meeting of shareholders to be called pursuant to article 70 of the Law, must, in order to be able to vote at that meeting, have made a definitive and irrevocable public offer as described in article 7.3 of the present articles of association before that meeting is held. Failing this, the right to vote attaching to the shares exceeding the threshold laid down by article 7.3 of the present articles of association shall be suspended.

Where, at the date on which the annual general meeting is held, a shareholder exceeds the threshold laid down by article 7.3 of the present articles of association, his or her voting rights shall be suspended to the extent of the percentage exceeding the threshold laid down in article 7.3 of the present articles of association, save where the shareholder in question undertakes in writing not to vote in respect of the shares exceeding the threshold of one-quarter or where the shareholder has definitively and irrevocably made the public offer as provided for in article 7.3 of the present articles of association.

7.5. The provisions of article 7 shall not apply:

(i)	to the Company itself in respect of shares directly or indirectly held in treasury,

(ii)

to Depositories, acting as such, provided that said Depositories may only exercise the voting right attached to such shares if they have received instructions from the owner of the shares, the provisions of this article 7 thereby applying to the owner of the shares,

(iii)	to any disposal and to any issue of shares by the Company in connection with a merger or a similar transaction or the acquisition by the Company of any other company or activity,

(iv)	to the acquisition of shares resulting from a public offer for the acquisition of all the shares in the Company and all of the securities linked to capital,

(v)	to the acquisition or transfer of a participation remaining below ten per cent (10%) of total voting rights by a market maker acting in this capacity, provided that:

a)	it is approved by its home Member State by virtue of directive 2004/39/CE; and

b)	it neither interferes in the management of the Company nor exercises influence on the Company to acquire its shares or to maintain their price.

7.6. Voting rights are calculated on the basis of the entirety of the shares to which voting rights are attached even if the exercise of such voting rights is suspended.

Article 8. Board of directors

8.1. The Company shall be administered by a board of directors composed of at least three (3) members and of a maximum of eighteen (18) members; all of whom except the Chief Executive Officer (“administrateur-président de la direction générale”) shall be non-executive. None of the members of the board of directors, except for the Chief Executive Officer of the Company (“administrateur-président de la direction générale”), shall have an executive position or executive mandate with the Company or any entity controlled by the Company.

At least one-half of the board of directors shall be composed of independent members. A member of the board of directors shall be considered as “independent”, if (i) he or she is independent within the meaning of the Listed Company Manual of the New York Stock Exchange (the “Listed Company Manual”), as it may be amended, or any successor provision, subject to the exemptions available for foreign private issuers, and if (ii) he or she is unaffiliated with any shareholder owning or controlling more than two percent (2%) of the total issued share capital of the Company (for the purposes of this article, a person is deemed affiliated to a shareholder if he or she is an executive officer, or a director who is also employed by the shareholder, a general partner, a managing member, or a controlling shareholder of such shareholder).

8.2. The members of the board of directors do not have to be shareholders in the Company.

8.3. The members of the board of directors shall be elected by the shareholders at the annual general meeting or at any other general meeting of shareholders for a period terminating on the date to be determined at the time of their appointment and, with respect to appointments which occur after the twenty first of June 2007 (except in the event of the replacement of a member of the board of directors during his or her mandate) at the third annual general meeting following the date of their appointment.

8.4. At any general meeting of shareholders held after 1st August 2009, the Mittal Shareholder (as defined below) may, at its discretion, decide to exercise the right of proportional representation provided in the present article and nominate candidates for appointment as members of the board of directors (the “Mittal Shareholder Nominees”) as follows. Upon any exercise by the Mittal Shareholder of the right of proportional representation provided by this article, the general meeting of shareholders shall elect, among the Mittal Shareholder Nominees, a number of members of the board of directors determined by the Mittal Shareholder, such that the number of members of the board of directors so elected among the Mittal Shareholder Nominees, in addition to the number of members of the board of directors in office who were elected in the past among the Mittal Shareholder Nominees, shall not exceed the Proportional Representation. For the purposes of this article, the “Proportional Representation” shall mean the product of the total number of members of the board of directors after the proposed election(s) and the percentage of the total issued and outstanding share capital of the Company owned, directly or indirectly, by the Mittal Shareholder on the date of the general meeting of shareholders concerned, with such product rounded to the closest integral. When exercising the right of Proportional Representation granted to it pursuant to this article, the Mittal Shareholder shall specify the number of members of the board of directors that the general meeting of shareholders shall elect from among the Mittal Shareholder Nominees, as well as the identity of the Mittal Shareholder Nominees. For purposes of this article the “Mittal Shareholder” shall mean collectively Mr. Lakshmi N. Mittal or Mrs. Usha Mittal or any of their heirs or successors acting directly or indirectly through Mittal Investments S.à r.l., ISPAT International Investments S.L. or any other entity controlled, directly or indirectly, by either of them. The provisions of this article shall not in any way limit the rights that the Mittal Shareholder may additionally have to nominate and vote in favour of the election of any director in accordance with its general rights as a shareholder.

8.5. A member of the board of directors may be dismissed with or without cause and may be replaced at any time by the general meeting of shareholders in accordance with the aforementioned provisions relating to the composition of the board of directors.

In the event that a vacancy arises on the board of directors following a member’s death or resignation or for any other reason, the remaining members of the board of directors may, by a simple majority of the votes validly cast, elect a member of the board of directors so as temporarily to fulfil the duties attaching to the vacant post until the next general meeting of shareholders in accordance with the aforementioned provisions relating to the composition of the board of directors.

8.6. Except for a meeting of the board of directors convened to elect a member to fill a vacancy as provided in the second paragraph of article 8.5, or to convene a general meeting of shareholders to deliberate over the election of Mittal Shareholder Nominees, and except in the event of a grave and imminent danger requiring an urgent board of directors’ decision, which shall be approved by the directors elected from among the Mittal Shareholder Nominees, the board of directors of the Company will not be deemed to be validly constituted and will not be authorized to meet until the general meeting of shareholders has elected from among the Mittal Shareholder Nominees the number of members of the board of directors required under article 8.4.

8.7. In addition to the directors’ fees determined in accordance with article 17 below, the general meeting may grant members of the board of directors a fixed amount of compensation and attendance fees, and upon the proposal of the board of directors, allow the reimbursement of the expenses incurred by members of the board of directors in order to attend the meetings, to be imputed to the charges.

The board of directors shall in addition be authorised to compensate members of the board of directors for specific missions or functions.

8.8. The Company will indemnify, to the broadest extent permitted by Luxembourg law, any member of the board of directors or member of the management board, as well as any former member of the board of directors or member of the management board, for any costs, fees and expenses reasonably incurred by him or her in the defence or resolution (including a settlement) of any legal actions or proceedings, whether they be civil, criminal or administrative, to which he or she may be made a party by virtue of his or her former or current role as member of the board of directors or member of the management board of the Company.

Notwithstanding the foregoing, a former or current member of the board of directors or member of the management board will not be indemnified if he or she is found guilty of gross negligence, fraud, fraudulent inducement, dishonesty or of the commission of a criminal offence or if it is ultimately determined that he or she has not acted honestly and in good faith and with the reasonable belief that his or her actions were in the Company’s best interests.

The aforementioned indemnification right shall not be forfeited in the case of a settlement of any legal actions or proceedings, whether they be civil, criminal or administrative.

The provisions above shall inure to the benefit of the heirs and successors of the former or current member of the board of directors or member of the management board without prejudice to any other indemnification rights that he or she may otherwise claim.

Subject to any procedures that may be implemented by the board of directors in the future, the expenses for the preparation and defence in any legal action or proceeding covered by this article 8.8 may be advanced by the Company, provided that the concerned former or current member of the board of directors or member of the management board delivers a written commitment that all sums paid in advance will be reimbursed to the Company if it is ultimately determined that he or she is not entitled to indemnification under this article 8.8.

Article 9. Procedures for meetings of the Board of Directors

The board of directors shall choose from amongst its members a chairman of the board of directors (the “Chairman of the board of directors”) (Président du conseil d’administration) and, if considered appropriate, a president (the “President”) (Président) and one or several vice-chairmen and shall determine the period of their office, not exceeding their appointment as director.

The board of directors shall meet, when convened by the Chairman of the board of directors or the President, or a vice-chairman, or two (2) members of the board of directors, at the place indicated in the notice of meeting.

The meetings of the board of directors shall be chaired by the Chairman of the board of directors or the President or, in their absence, by a vice-chairman. In the absence of the Chairman of the board of directors, of the President, and of the vice-chairmen, the board of directors shall appoint by a majority vote a chairman pro tempore for the meeting in question.

A written notice of meeting shall be sent to all members of the board of directors for every meeting of the board of directors at least five (5) days before the date scheduled for the meeting, except in case of urgency, in which case the nature of the emergency shall be specified in the notice of meeting. Notice of meeting shall be given by letter or by fax or by electronic mail or by any other means of communication guaranteeing the authenticity of the document and the identification of the person who is the author of the document. Notice of meeting may be waived by the consent of each member of the board of directors given in the same manner as that required for a notice of meeting. A special notice of meeting shall not be required for meetings of the board of directors held on the dates and at the times and places determined in a resolution adopted beforehand by the board of directors.

For any meeting of the board of directors, each member of the board of directors may designate another member of the board of directors to represent him and vote in his or her name and place, provided that a given member of the board of directors may not represent more than one of his or her colleagues. The representative shall be designated in the same manner as is required for notices of meeting. The mandate shall be valid for one meeting only and, where appropriate, for every further meeting as far as there is the same agenda.

The board of directors may deliberate and act validly only if the majority of the members of the board of directors are present or represented. Decisions shall be taken by a simple majority of the votes validly cast by the members of the board of directors present or represented. None of the members of the board of directors, including the Chairman of the board of directors, the President and vice-chairmen, has a casting vote.

A member of the board of directors may take part in and be regarded as being present at a meeting of the board of directors by telephone conference or by any other means of telecommunication which enable all the persons taking part in the meeting to hear each other and speak to each other.

If all the members of the board of directors agree as to the decisions to be taken, the decisions in question may also be taken in writing without any need for the members of the board of directors to meet. To this end, the members of the board of directors may express their agreement in writing, including by fax or by any other means of communication guaranteeing the authenticity of the document and the identification of the member of the board of directors who wrote the document. The consent may be given on separate documents which together constitute the minutes of such decisions.

Article 10. Minutes of meetings of the board of directors

The minutes of meetings of the board of directors shall be signed by the person who chaired the meeting and at least the majority of the members of the board of directors who took part in the meeting.

Copies or excerpts of minutes intended for use in judicial proceedings or otherwise shall be signed by the Chairman of the board of directors or the President or a vice-chairman.

Article 11. Powers of the board of directors

11.1. The board of directors shall have the most extensive powers to administer and manage the Company. All powers not expressly reserved to the general meeting by the Law or the present articles of association shall be within the competence of the board of directors.

11.2. The board of directors may decide to set up committees to consider matters submitted to them by the board of directors, including an audit committee and an appointments, remuneration and corporate governance committee. The audit committee shall be composed solely of independent members of the board of directors, as defined in article 8.1.

11.3. The board of directors may delegate the day-to-day management of the Company’s business and the power to represent the Company with respect thereto to one or more executive officers (directeurs généraux), executives (directeurs) or other agents, who may together constitute a management board (direction générale) deliberating in conformity with rules determined by the board of directors. The board of directors may also delegate special powers to any person and confer special mandates on any person.

Article 12. Authorised signatures

The Company shall be bound by the joint or individual signature of all persons to whom such power of signature shall have been delegated by the board of directors.

Article 13. Shareholders’ meetings – General

Any duly constituted general meeting of the Company’s shareholders shall represent all the shareholders in the Company. It shall have the widest powers to order, implement or ratify all acts connected with the Company’s operations.

General meetings of shareholders shall be chaired by the Chairman of the board of directors or the President or, in their absence, by a vice-chairman. In the absence of the Chairman of the board of directors, of the President and of the vice-chairmen, the general meeting of shareholders shall be presided over by the most senior member of the board of directors present.

Each share shall be entitled to one vote. Each shareholder may have himself represented at any general meeting of shareholders by giving a proxy in writing, including by fax or by any other means of communication guaranteeing the authenticity of the document and enabling the shareholder giving the proxy to be identified.

Except where law or the articles of association provide otherwise, resolutions shall be adopted at general meetings by a simple majority of the votes validly cast by the shareholders present or represented.

Where, in accordance with the provisions of article 6.3 of the present articles of association, shares are recorded in the register of shareholders in the name of a Depository or sub-depository of the former, the certificates provided for in the said article 6.3 of the present articles of association must be received at the Company no later than the day preceding the fifth (5th) working day before the date of the general meeting unless the Company fixes a shorter period. Such certificates must certify the fact that the shares in the account shall be blocked until the close of the general meeting. All proxies must be received at the Company by the same deadline.

The board of directors shall adopt all other regulations and rules concerning the availability of access cards and proxy forms in order to enable shareholders to exercise their right to vote.

The board of directors may decide to allow the participation of shareholders in the general meeting of the Company by any means of telecommunication (including via telephone or videoconference), provided that such means of telecommunication allow the identification of the shareholders participating by such means, and all the other shareholders present at such general meeting (whether in person or by proxy, or by means of such type of communications device) to hear them and to be heard by them at any time.

Any shareholder that participates in a general meeting of the Company by these means shall be deemed to be present at such general meeting, shall be counted when reckoning a quorum and shall be entitled to vote on matters considered at such general meeting.

Shareholders may vote by correspondence, by means of a form provided by the Company including the following information:

-	the location, the date, and the time of the meeting,

-	the name, address and any other pertinent information concerning the shareholder,

-	the number of shares held by such shareholder,

-	the agenda for the meeting,

-	the texts of the proposed resolutions,

-	the option to cast a positive or negative vote or to abstain,

-

the option to vote by proxy for any new resolution or any modification of the resolutions that may be proposed during the meeting or announced by the Company after the shareholder’s submission of the form provided by the Company.

The forms for voting by correspondence should be received at the Company no later than the day preceding the fifth (5th) working day before the date of the general meeting unless the Company fixes a shorter period. Once the voting forms are submitted to the Company, they can neither be retrieved nor cancelled.

Duly completed forms that are received by the Company as provided above shall be counted when reckoning a quorum at such general meeting.

The board of directors shall adopt all other regulations and rules concerning the participation in the meeting and forms to be used to vote by correspondence.

In the event that all the shareholders are present or represented at a general meeting of shareholders and declare that they have been informed of the agenda of the general meeting, the general meeting may be held without prior notice of meeting or publication.

Article 14. Annual general meeting of shareholders

The annual general meeting of shareholders shall be held in accordance with Luxembourg law at the Company’s registered office or at any other place in the City of Luxembourg mentioned in the notice of meeting on the second Tuesday of the month of May each year at eleven o’clock (11:00) a.m.

If that day is not a banking day in Luxembourg, the annual general meeting shall be held on the immediately preceding banking day.

Fifteen (15) days before the general meeting, shareholders may inspect at the registered office the documents to be deposited at such office in accordance with the Law.

The management report, the annual and consolidated accounts and the documents drawn up by the independent auditors shall be addressed to the registered shareholders at the same time as the notice of meeting. Any shareholder shall be entitled to obtain a copy of the documents referred to in the preceding paragraph free of charge, upon production of proof of his or her shareholding, fifteen (15) days before the meeting.

Following the approval of the annual accounts and consolidated accounts, the general meeting shall decide by special vote on the discharge of the liability of the members of the board of directors.

The other general meetings of shareholders may be held on the dates, at the time and at the place indicated in the notice of meeting.

Article 15. Independent Auditors

The annual accounts and consolidated accounts shall be audited, and the consistency of the management report with those accounts verified, by one or more independent auditors (“réviseurs d’entreprises”) appointed by the general meeting of shareholders for a period not exceeding three (3) years.

The independent auditor(s) may be re-elected.

They shall record the result of their audit in the reports required by the Law.

Article 16. Financial year

The Company’s financial year shall commence on 1 January each year and end on 31 December the same year.

Article 17. Allocation of profits

Five per cent (5%) of the Company’s net annual profits shall be allocated to the reserve required by the Law. This allocation shall cease to be mandatory when that reserve reaches ten per cent (10%) of the subscribed capital. It shall become mandatory once again when the reserve falls below that percentage.

The remainder of the net profit shall be allocated as follows by the general meeting of shareholders upon the proposal of the board of directors:

•

a global amount shall be allocated to the board of directors by way of directors’ fees (“tantièmes”). This amount may not be less than one million Euro (EUR 1,000,000). In the event that the profits are insufficient, the amount of one million Euro shall be imputed in whole or in part to the charges. The distribution of this amount as amongst the members of the board of directors shall be effected in accordance with the board of directors’ rules of procedure;

•	the balance shall be distributed as dividends to the shareholders or placed in the reserves or carried forward.

Where, upon the conversion of convertible or exchangeable securities into shares in the Company, the Company proceeds to issue new shares or to attribute shares of its own, those shares shall not take part in the distribution of dividends for the financial year preceding the conversion or exchange, unless the issue conditions of the convertible or exchangeable securities provide otherwise.

Interim dividends may be distributed under the conditions laid down by the Law by decision of the board of directors.

No interest shall be paid on dividends declared but not paid which are held by the Company on behalf of shareholders.

Article 18. Dissolution and liquidation

In the event of a dissolution of the Company, liquidation shall be carried out by one or more liquidators, who may be natural or legal persons, appointed by the general meeting of shareholders, which shall determine their powers and remuneration.

Article 19. Amendment of the articles of association

The present articles of association may be amended from time to time as considered appropriate by a general meeting of shareholders subject to the requirements as to quorum and voting laid down by the Law.

By exception to the preceding paragraph, articles 8.1, 8.4, 8.5, 8.6 and 11.2 as well as the provision of this article 19 may only be amended by a general meeting of shareholders disposing of a majority of votes representing two-thirds of the voting rights attached to the shares in the Company.

Article 20. Applicable law and jurisdiction

For all matters not governed by the present articles of association, the parties refer to the provisions of the Law.

All disputes which may arise during the duration of the Company or upon its liquidation between shareholders, between shareholders and the Company, between shareholders and members of the board of directors or liquidators, between members of the board of directors and liquidators, between members of the board of directors or between liquidators of the Company on account of company matters shall be subject to the jurisdiction of the competent courts of the registered office. To this end, any shareholder, member of the board of directors or liquidator shall be bound to have an address for service in the district of the court for the registered office and all summonses or service shall be duly made to that address for service, regardless of their actual domicile; if no address for service is given, summonses or service shall be validly made at the Company’s registered office.

The foregoing provisions do not affect the Company’s right to bring proceedings against the shareholders, members of the board of directors or liquidators of the Company in any other court having jurisdiction on some other ground and to carry out any summonses or service by other means apt to enable the defendant to defend itself.